Exhibit 99.2

Estrella Immunopharma Announces Closing of $8.0 Million Registered Direct Offering and Concurrent Private Placement

EMERYVILLE, CA., JANUARY 6, 2026 (BusinessWire) Estrella Immunopharma, Inc. (NASDAQ: ESLA, ESLAW) (the “Company”), a clinical-stage biopharmaceutical company developing CD19 and CD22-targeted ARTEMIS T-cell therapies to treat cancers and autoimmune diseases, today announced the closing of its previously announced registered direct offering, with a single healthcare-focused institutional investor, for the issuance and sale of 4,063,290 shares of the Company’s common stock and 1,000,000 pre-funded warrants. In a concurrent private placement, the Company issued and sold to the investor common warrants to purchase up to an aggregate of 7,594,935 shares of common stock.

The combined offering price for each share of common stock and accompanying warrant was $1.58 (or $1.57999 with respect to each pre-funded warrant and accompanying warrant). The pre-funded warrants have an exercise price of $0.00001 per share, are exercisable immediately upon issuance, and will not expire until fully exercised. The common warrants have an exercise price of $1.39 per share, are exercisable upon issuance and will expire on the fifth anniversary of the initial exercise date.

The transactions closed on January 6, 2026, with approximately $8.0 million aggregate gross proceeds. The Company expects to use the net proceeds from the offerings, together with its existing cash, for general corporate purposes and working capital.

“The successful closing of this financing underscores the continued investor support for our clinical vision and provides Estrella with additional resources to pursue our clinical objectives,” said Dr. Cheng Liu, President and Chief Executive Officer of Estrella. “We are well-positioned to advance our lead program, EB103, through its Phase II trial and towards key value-inflection points. We believe this is a critical step in developing our ARTEMIS® T-cell therapies for patients who are not eligible for currently marketed therapies.”

Aegis Capital Corp. acted as exclusive placement agent for the offerings. Winston & Strawn LLP acted as counsel to the Company. Sichenzia Ross Ference Carmel LLP acted as counsel to Aegis Capital Corp.

The securities described above (excluding the Common Warrants and the shares of common stock underlying the Common Warrants) were offered pursuant to a shelf registration statement on Form S-3 (File No. 333-283770), declared effective by the U.S. Securities and Exchange Commission (“SEC”) on December 19, 2024. The registered direct offering was made only by means of a prospectus, including a prospectus supplement, which is part of the effective registration statement.. Electronic copies of the final prospectus supplement and accompanying prospectus may be obtained, when available, on the SEC’s website at http://www.sec.gov or by contacting Aegis Capital Corp., Attention: Syndicate Department, 1345 Avenue of the Americas, 27th floor, New York, NY 10105, by email at syndicate@aegiscap.com, or by telephone at +1 (212) 813-1010.

The offer and sale of the Common Warrants in the concurrent private placement were made in a transaction not involving a public offering and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the Common Warrants and underlying shares of common stock may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The securities were offered only to accredited investors. Pursuant to a registration rights agreement with the investor, the Company has agreed to file one or more registration statements with the SEC covering the resale of the shares of common stock issuable upon exercise of the Common Warrants.

Before investing in this offering, interested parties should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that the Company has filed with the SEC that are incorporated by reference in such prospectus supplement and the accompanying prospectus, which provide more information about the Company and such offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Estrella Immunopharma, Inc.

Estrella is a clinical-stage biopharmaceutical company developing CD19 and CD22-targeted ARTEMIS T-cell therapies to treat cancers and autoimmune diseases. Estrella’s mission is to harness the evolutionary power of the human immune system to transform the lives of patients fighting cancer and other diseases. To accomplish this mission, Estrella’s lead product candidate, EB103, utilizes Eureka’s ARTEMIS technology to target CD19, a protein expressed on the surface of almost all B-cell leukemias and lymphomas. Estrella is also developing EB104, which also utilizes Eureka’s ARTEMIS technology to target not only CD19, but also CD22, a protein that, like CD19, is expressed on the surface of most B-cell malignancies.

Forward-Looking Statements

The foregoing material may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation statements regarding the Company’s product development and business prospects, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of risks and uncertainties that could significantly affect current plans. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, performance, or achievements. Except as required by applicable law, including the security laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Contact

Investor Relations

Estrella Immunopharma, Inc.

IR@estrellabio.com